UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

Asure Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34522	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Colorado Street, Suite 1800 Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant's Telephone Number, including Area Code)

None

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASUR	The Nasdaq Capital Market
Series A Junior Participating Preferred Share Purchase Rights	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 10, 2025, Asure Software, Inc. (the “Company”) entered into a Credit, Security and Guaranty Agreement (the “Agreement”), by and among the Company, Asure Operations LLC, Asure Customer & IP Holdco LLC, Asure Payroll Tax Management LLC, Asure Benefits Management LLC, Asure Treasury Management, LLC, MidCap Financial Trust (“MidCap”) and the lenders from time to time party thereto (such lenders collectively with MidCap, the “Lenders”).

Under the Agreement, the Company may borrow up to $60 million from the Lenders, with $20 million funded as of the closing date of the Agreement (the “Closing Date”). The remaining $40 million is available through March 31, 2027, in increments of $2.0 million (subject to customary notice period requirements), provided that the Company maintains a Total Leverage Ratio (as defined in the Agreement) of less than 4.50 to 1.00, at the time the Company draws funds. The maturity date of the loan as provided under the Agreement is April 1, 2030 (the “Maturity Date”).

Interest on the outstanding loan balance is payable monthly in arrears at an annual rate of Term SOFR plus 5.00%, subject to a Secured Overnight Financing Rate (“SOFR”) floor of 2.00%. “Term SOFR” means the per annum rate equal to the 30-day forward-looking term rate, as published by CME Group Benchmark Administration Limited for the applicable period. Interest on the outstanding loan balance is calculated on the basis of the actual number of days elapsed in a 360-day year. Prior to April 1, 2029 (the “Amortization Start Date”), the Company must make interest-only payments on the outstanding loan balance. Commencing on the Amortization Start Date and continuing on the first day of each calendar month thereafter, the Company will pay an amount equal to the total principal of the outstanding loan balance divided by twelve (12), for a twelve (12) month straight-line amortization of equal monthly principal payments. Also on a monthly basis, the Company must pay an administrative agency fee to MidCap calculated based on the average end-of-day principal balance of the Loans outstanding during the immediately preceding month. A fee of $300,000 is due from the Company to the Lenders on the Closing Date, and at the time of final payment under the loan, the Company will provide a final payment fee of 1.00% of the amount advanced thereunder except in the case of a refinance of the loan with MidCap and the Lenders. Additionally, the Company paid an advisory fee to Roth Capital Partners LLC in connection with the placement of the Loan.

If the loan is paid is prior to the Maturity Date, the Company must provide a prepayment fee equal to an amount determined by multiplying amount being prepaid by 3.00% in the first year, 2.00% in the second year, and 1.00% in the third year. There is no prepayment penalty thereafter, and no prepayment fee is payable if the loan is refinanced with MidCap or its affiliates or in certain other limited circumstances. Each of Asure Operations LLC, Asure Customer & IP Holdco LLC, Asure Payroll Tax Management LLC, Asure Benefits Management LLC, Asure Treasury Management, LLC and their successors and assigns are guarantors under the Agreement.

The Company is subject to customary events of default as described in the Agreement. In such event, and for so long as it continues, the outstanding loan balance will bear interest at 2.0% per annum in excess of the rate otherwise payable. Under the Agreement, the Company covenants to maintain a (1) Total Leverage Ratio (as defined in the Agreement), as tested quarterly, no greater than 5.50 to 1.00, and (2) minimum liquidity threshold of 10.00% of the outstanding principal amount of the Loans.

The Company will use the net proceeds of the Loans received at closing for the payment of transaction fees in connection with entry into the Agreement and its working capital needs. The Company will use the proceeds of any Loans disbursed after the closing for the payment of consideration in connection with Permitted Acquisitions (as defined in the Agreement).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Credit, Security and Guaranty Agreement, dated as of April 10, 2025, by and among Asure Software, Inc., Asure Operations LLC, Asure Customer & IP Holdco LLC, Asure Payroll Tax Management LLC, Asure Benefits Management LLC, Asure Treasury Management, LLC MidCap Financial Trust and the lenders from time to time party hereto.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*        Certain schedules and similar attachments to this agreement have been omitted pursuant to Item 601(a)(5) of Rule S-K. The Company undertakes to furnish supplementally a copy of all omitted schedules and attachments to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: April 10, 2025	By:	/s/ John Pence
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer